Exhibit 5.1

47901.00001

July 31, 2026

VivoSim Labs, Inc.

11555 Sorrento Valley Road, Suite 100

San Diego, CA 92121

Ladies and Gentlemen:

We have acted as counsel to VivoSim Labs, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-1 of the Company (including all exhibits thereto, the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”) relating to the proposed public offering (the “Offering”) of 9,411,766 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which consists of (i) 4,705,883 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of those certain pre-funded warrants (the “Pre-Funded Warrants”) to purchase Common Stock issued to the selling stockholder (the “Selling Stockholder”) on July 17, 2026 pursuant to that certain Securities Purchase Agreement, dated as of July 16, 2026, by and between the Company and the Selling Stockholder (the “Securities Purchase Agreement”), and (ii) 4,705,883 shares of Common Stock (the “Common Warrant Shares” and, together with the Pre-Funded Warrant Shares, the “Warrant Shares”) issuable upon the exercise of those certain warrants to purchase Common Stock issued to the Selling Stockholder on July 17, 2026 pursuant to the Securities Purchase Agreement (the “Common Warrants” and, together with the Pre-Funded Warrants, the “Warrants”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the form of Securities Purchase Agreement, the form of Pre-Funded Warrant, the form of Common Warrant, the Company’s Certificate of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, each as currently in effect, and the originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and other instruments of the Company and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

July 31, 2026

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

The Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and assuming sufficient authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when issued, delivered and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions, assumptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, as in effect on the date of this opinion letter. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely in connection with the offering of the Warrant Shares as described in the Registration Statement. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein, even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP